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                                                                      Exhibit 23





              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-90418) pertaining to the InPhyNet Medical Management Inc. 1994 Stock Incentive Plan and InPhyNet Medical Management Inc. 1994 Non-Employee Director Stock Option Plan of our report dated February 14, 1997 (except for the second paragraph of Note 4, as to which the date is May 20, 1997) with respect to the consolidated financial statements and schedule of InPhyNet Medical Management Inc. and Subsidiaries included in its Annual Report on Form 10-K/A for the year ended December 31, 1996.


                                        ERNST & YOUNG LLP

May 22, 1997
Miami, Florida

















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